Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

On August 6, 2026, Aspire-Lakewood Holdings, Inc. (“Aspire” or the “Company”) acquired 100% of Dura Driver Control Systems (“DCS”), a business unit of Firefish TopCo, LLC, which is a wholly owned subsidiary of MegalodonTopCo, LLC. Prior to the transaction, DCS was included in the combined financial statements of MegalodonTopCo, LLC (“Megalodon”).The transaction has been accounted for as a business combination. The total purchase price was approximately $30 million which was funded with cash.

The unaudited pro forma condensed combined financial information set forth below gives effect to the acquisition and certain other transactions (collectively, the “Transactions”).

The unaudited pro forma condensed combined balance sheet gives effect to the Transactions as if they occurred on June 30, 2026 and the unaudited pro forma condensed combined statements of operations give effect to the Transactions as if they occurred January 1, 2025.

The unaudited pro forma condensed combined financial information has been prepared by management in accordance with Article 11 of Regulation S-X and is not necessarily indicative of what the combined financial position or results of operations actually would have been had the Transactions been completed as of the dates indicated. In addition, the unaudited pro forma combined financial information does not purport to project the future financial position or results of operations of the combined entity.

The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting in accordance with the business combination accounting guidance as provided in Accounting Standards Codification 805, Business Combinations, (“ASC 805”) with Aspire identified as the accounting acquirer. The pro forma adjustments are preliminary and based on currently available information and are subject to change. Differences between these preliminary estimates and the final acquisition accounting may occur and could have a material impact on the accompanying unaudited pro forma combined financial information.

All financial data included in the unaudited condensed combined financial information is presented in thousands of U.S. dollars, except per share information, and has been prepared on the basis of accounting principles generally accepted in the U.S. (“U.S. GAAP”) and Aspire’s accounting policies.

The unaudited pro forma condensed combined financial information presented is for informational purposes only and is not necessarily indicative of the financial position or results of operations that would have been realized if the Transactions had been completed on the dates set forth above, nor is it indicative of future results or financial position of the combined company. The unaudited pro forma condensed combined statements of operations do not reflect any anticipated synergies or dis-synergies, operating efficiencies or cost savings that may result from the Acquisition or any integration costs that may be incurred. The pro forma adjustments, which the Company believes are reasonable under the circumstances, are preliminary and are based upon available information and certain assumptions described in the accompanying notes to the unaudited pro forma condensed combined financial information. The final amounts may be materially different from the unaudited pro forma condensed combined financial information presented in this document.

The unaudited pro forma condensed combined financial statements should be read together with the following documents:

●	Aspire’s audited consolidated financial statements as of and for the year ended December 31, 2025, and the related notes which are included in its Annual Report on Form 10-K further amended by Form 10-K/A for the year ended December 31, 2025 filed with the SEC on March 30, 2026 and April 8, 2026, respectively:

●	Aspire’s unaudited condensed consolidated financial statements as of and for the six months ended June 30, 2026, and the related notes which are included in its Quarterly Report on Form 10-Q for the six months ended June 30, 2026 filed with the SEC on August 13, 2026;

●	DCS’s audited combined financial statements as of and for the year ended December 31, 2025 and the related notes which are included as exhibits to the Company’s Current Report on this Form 8-K/A as Exhibit 99.1.

●	DCS’s unaudited condensed combined financial statements as of and for the six months ended June 30, 2026 and the related notes, which are included as exhibits to the Company’s Current Report on this Form 8-K/A as Exhibit 99.2.

Description of the Acquisition

On June 10, 2026, Aspire-Lakewood Holdings, Inc. (“Aspire,” the “Company” or the “Purchaser”), a Delaware corporation, entered into a Purchase Agreement (the “Purchase Agreement”) with FireFish TopCo, LLC (the “Seller”), a wholly owned subsidiary of Megalodon TopCo, LLC (the “Parent”), and the Seller’s subsidiaries Dura Automotive Systems CZ, S.R.O and DUS Operating Inc. Pursuant to the Purchase Agreement, Aspire agreed to purchase (i) all of the issued and outstanding equity interests (the “Transferred Equity Interests”) of the ten entities listed as Transferred Entities (see below), (ii) substantially all of the assets and liabilities constituting the driver control systems business unit of DUS Operating Inc. (the “U.S. Enterprise”) pursuant to the U.S. APA, and (iii) substantially all of the assets and liabilities constituting the Kopřivnice, Czech Republic enterprise of DURA Automotive Systems CZ, s.r.o. (the “KOP Enterprise”) pursuant to the KOP AP.

Transferred Equity Interests

●	Dura de Mexico SA de CV
●	Dura Automotive Systems GmbH
●	Dura Automotive Portuguesa Industria De Componentes
●	Dura Automotive Romania Srl
●	Dura Automotive Systems SAS and its wholly owned subsidiary Duratronics GmbH
●	Dura Automotive Components Trading (Shanghai) Co., Ltd.
●	Dura Ganziang Automotive Systems (Shanghai) Co., Ltd.
●	Dura Auto Systems India Private Limited
●	Dura Automotive Services India Private Limited
●	DUS Operating, Inc.
●	Dura Automotive Systems CZ, s.r.o.

On August 6, 2026, the Company and the Seller entered into an Escrow and Closing Agreement (the “Closing Agreement”), pursuant to which the parties acknowledged and agreed that all conditions to the closing of the transactions contemplated by the Purchase Agreement (the “Closing”) had been irrevocably satisfied or irrevocably waived by the party entitled to the benefit thereof, and that all Transaction Documents, certificates and other deliverables required to effect the Closing (collectively, the “Closing Documents”) had been duly executed and irrevocably delivered by the parties and were being held in escrow by the parties (or their respective counsel) pending automatic release as described below.

Pursuant to the Closing Agreement, the Closing Documents were automatically released from escrow without any further action, and the Closing occurred automatically and without any further action, immediately upon payment by the Company to the Seller of the Closing Purchase Price in accordance with the closing statement delivered by the Seller to the Company on July 28, 2026 under the Purchase Agreement. Payment was made to the Seller on August 6, 2026.

Accounting for the Acquisition

The acquisition is being accounted for as a business combination using the acquisition method in accordance with Accounting Standards Codification (“ASC”) 805, Business Combinations, “ASC 805”. The Company and DCS each met the definition of a business as defined by ASC 805 by virtue of having inputs, processes and outputs. The Company was determined to be the acquirer as well as the predecessor primarily due to the following: (i) having its board and managers directing the activities of the newly merged entity; (ii) the acquisition was initiated by Aspire an existing registrant and the Company has retained the Aspire name subsequent to the acquisition; and (iii) it paid cash and issued no equity to the Seller and, therefore, is the primary beneficiary of the DCS business. Aspire’s financial statements remain the historical financial statements of the Company and DCS’s results are consolidated only from the acquisition date. DCS’s financial statements are furnished as those of a business acquired under Rule 3-05. DCS assets acquired, and liabilities assumed in connection with the acquisition are recorded at their acquisition date fair values. The preliminary allocation of the estimated purchase price is based on management’s estimates utilizing information currently available and is subject to revision as additional information about the fair value of the assets and liabilities becomes available and final appraisals and detailed analyses are completed. The Company is still evaluating the fair value of intangible assets, property, plant and equipment and other equity related items, in addition to ensuring all other assets and liabilities and contingencies have been identified and recorded. Differences between these preliminary estimates and the final purchase price allocation could occur, and these differences may be material. A change in the fair value of the net assets of DCS may change the amount of the purchase price allocable to goodwill, and could have a material impact on the accompanying unaudited pro forma condensed combined financial statements.

Other Transactions

Management Services Agreement

A Management Services Agreement (the “Agreement”) was entered into on May 10, 2026, between the Company and Lakewood Capital, LLC (“Lakewood”) becoming effective on the closing date of the acquisition of the DURA Drivers Control Systems (“DCS”) August 6, 2026, (the “Effective Date”) The term of the Agreement is for a period of five years from the Effective Date.

The Management Services to be provided during the term of the Agreement include consultation in connection to the DCSC operations with respect to the development and implementation of strategies for improving operating, engineering, manufacturing, marketing, and/or financial performance of the Company, its subsidiaries or affiliates. In consideration of the Management Services, the Company will pay Lakewood a closing fee of $500,000 and reimbursement of out-of-pocket expenses not to exceed $200,000 in connection with closing the Dura Transaction.

As part of the closing of the transaction the Company paid $610,000, which has been included in the transaction costs adjustments (4(m)) in the unaudited pro forma condensed combined statements of operations.

Additionally, the Company will pay Lakewood an aggregate annual management fee equal to 5% of Adjusted EBITDA which means for any period, consolidated earnings before interest, taxes, depreciation, and amortization adjusted to exclude extraordinary items, non-recurring items and other agreed upon items, with an annual cap of $1,000,000 ( the “Annual Management Fee”) with quarterly payments of $250,000 paid (January 1, April 1 and July 1) with final payment on October 1 to be approved by the audit committee of the Board of Directors equal to the difference between 5% Adjusted EBITDA and the $750,000 already paid. The annual management fees represent consideration for ongoing consulting and management services and will be recognized as expense over the periods in which those services are provided. Quarterly amounts paid in advance will be recorded as a prepaid expense until the applicable services period occurs, with the fourth quarter true-up recognized based on the contractual 5% of Adjusted EBITDA formula subject to the $1.0 million annual cap. For purposes of the pro forma financial statements the Company has recorded the annual management fees assuming the $1.0 million annual cap is reached.

In addition, Lakewood will receive 15% of the equity of DCS within 10 days upon the closing of the DCS Transaction, that vests monthly over a two-year period which is currently estimated at approximately $4,500,000 based on the purchase price of $30,000,000. Lakewood also has the opportunity to receive additional liquidity for DCS by receiving a staggered (tranche-based) put option on its 15% of the DCS equity. No exercise of the put may be effected during the first two years after the closing of the Dura Transaction. After the end of year two, Lakewood has the option to sell up to 5% of the DCS equity in any twelve month period subject to a ninety day notice. The put would be payable in cash or Company stock or a combination thereof that would be mutually acceptable to both Lakewood and the Board. The same terms would be applicable to each subsequent year as long as no put exceeds 5% of DCS equity. Valuation of DCS in connection with exercising a put option will be calculated by using a pro-rata share of EBITDA generated by DCS adjusted for certain market adjustments. After adjusting for debt, Lakewood would be able to exercise their put option at a 15% discount to the implied equity value of the DCS subsidiary.

The DCS equity interest granted to Lakewood represents non-employee share-based compensation for services under ASC 718. Compensation cost will be measured at the grant-date fair value of the 15% interest and will be recognized over the two year service period with a corresponding increase to equity attributable to the noncontrolling interest in DSC LLC. As the non-controlling interest has a redemption feature outside the Control of the Company it will be presented as a redeemable noncontrolling interest in temporary equity.

Separately the put option constitutes a freestanding financial instrument that embodies a conditional obligation to repurchase an equity interest in DCS. Further, settlement of the put option may occur through cash, Company stock or a combination thereof, and the Company does not possess an explicit unilateral contractual right to require settlement solely through the issuance of its own equity. Accordingly, because the put option may require settlement through a transfer of assets, the put option will be accounted for as a liability under ASC 480. The liability will be recognized at fair value and subsequently remeasured at each reporting period with changes to the fair value being recorded in the statement of operations.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF JUNE 30, 2026

(in thousands)

	Aspire-Lakewood Holdings, Inc. (Historical)	DURA Control Systems Corp. (Historical)	Transaction Accounting Adjustments	Note	Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$12,167	$10,975	$(8,826)	4(a)	$11,202
			(3,114)	4(b)
Accounts receivable, net of allowance for credit losses	—	27,135	—		27,135
Related party accounts receivable	—	36,387	(36,387)	4(c)	—
Inventories	288	20,512	531	4(d)	2,332
Prepaid expenses and other current assets	1,010	10,118	—		11,128
Total current assets	13,466	105,127	(47,796)		70,797
Restricted cash	—	284	—		284
Property, plant and equipment, net	—	17,188	28,115	4(e)	45,303
Right of use operating lease assets, net	—	7,964	—		7,964
Intangible assets	—	—	16,700	4(f)	16,700
Deferred income tax asset, net	—	4,500	—		4,500
Deferred financing costs	75	—	—		75
Other noncurrent assets	—	2,906	—		2,906
Total assets	$13,541	$137,969	$(2,981)		$148,529

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$972	$21,906	$—		$22,878
Accrued liabilities	714	21,738	—		22,452
Current maturities of long-term debt	—	244	1,643	4(a)	1,887
Current operating lease liability	—	2,563	—		2,563
Total current liabilities	1,686	46,451	1,643		49,780
Forward purchase agreement liability	97	—	—		97
Long-term debt, net of current maturities	—	11,542	20,250	4(a)	31,792
Deferred tax liability	—		11,790	4(g)	11,790
Noncurrent operating lease liability	—	6,203	—		6,203
Put option liability	—	—	400	4(j)	400
Other noncurrent liabilities	—	3,120	—		3,120
Total liabilities	1,783	67,316	34,083		103,182

Redeemable non-controlling interest in DCSC	—	—	—	4(u)	—

Stockholders’ equity (deficit):
Additional paid-in capital	43,507	—	(400)	4(j)	43,107
Accumulated (deficit) earnings	(31,749)	—	37,103	4(h)	2,240
	—	—	(3,114)	4(b)	—
Accumulated other comprehensive income	—	(28,153)	28,153	4(c)	—
Members’ equity	—	98,806	(36,387)	4(c)	—
	—	—	33,556	4(i)	—
	—	—	(95,975)	4(i)	—
Total stockholders’ equity (deficit)	11,758	70,653	(37,064)		45,347
Total liabilities and stockholders’ equity (deficit)	$13,541	$137,969	$(2,981)		$148,529

See the accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Information

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2025

(in thousands, except share and per share amounts)

	Aspire-Lakewood Holdings, Inc. (Historical)	DURA Control Systems Corp. (Historical)	Transaction Accounting Adjustments	Note	Pro Forma Combined
Revenues	$6	$208,852	$—		$208,858
Cost of sales	(6)	(175,737)	(425)	4(k), 4(p)	(176,168)
Gross profit	—	33,115	(425)		32,690

Operating expenses:
General and administrative	17,637	12,137	7,890	4(1), 4(p),	37,664
Research and development	924	—	—	4(s), 4(t)	924
Sales and marketing	790	—	—		790
Merger and acquisition expenses	—	—	3,114	4(m)	3,114
Facility consolidation, asset impairment and other charges	—	4,910	—		4,910
Restructuring costs	—	2,177	—		2,177
Total operating expenses	19,351	19,224	11,004		49,579
(Loss) income from operations	(19,351)	13,891	(11,429)		(16,889)

Other income (expense), net:
Interest expense, net	(8,531)	(3,255)	(1,517)	4(n)	(13,303)
Foreign currency transaction (losses)	—	(4,521)	—		(4,521)
Change in fair value of liabilities	3,861	—	—		3,861
Initial recognition of forward purchase liability	(95)	—	—		(95)
(Loss) on extinguishment of debt	(364)	—	—		(364)
Bargain purchase gain	—	—	37,103	4(p)	37,103
Other income	—	17,702	—		17,702
Total other (expense) income, net	(5,129)	9,926	35,586		40,383
(Loss) income before income taxes	(24,480)	23,817	24,157		23,494
Income tax expense	—	(14,035)	2,131	4(o)	(11,904)
Net (loss) income	(24,480)	9,782	26,288		11,590
Less: net income attributable to noncontrolling interest	—	—	376	4(q)	376
Net (loss) income attributable to Aspire-Lakewood Holdings, Inc.	$(24,480)	$9,782	$25,912		$11,214

Other comprehensive income (loss)
Net (loss) income	$(24,480)	$9,782	$26,288		$11,590
Foreign currency translation adjustment	—	1,207	—		1,207
Comprehensive (loss) income	(24,480)	10,989	26,288		12,797
Less: comprehensive income attributable to noncontrolling interest	—	—	557	4(q)	557
Comprehensive (loss) income attributable to Aspire-Lakewood Holdings, Inc.	$(24,480)	$10,989	$25,731		$12,240
Net (loss) income per common share – basic	$(16.38)			4(r)	$7.50
Net (loss) income per common share – diluted	$(16.38)			4(r)	$6.90
Weighted average common shares outstanding – basic	1,494,956				1,494,956
Weighted average common shares outstanding – diluted	1,494,956				1,626,092

See the accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Information

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE SIX MONTHS ENDED JUNE 30, 2026

(in thousands, except share and per share amounts)

	Aspire-Lakewood Holdings, Inc. (Historical)	DURA Control Systems Corp (Historical)	Transaction Accounting Adjustments	Note	Pro Forma Combined
Revenues	$91	$103,788	$—		$103,879
Cost of sales	(73)	(91,918)	33	4(q)	(91,958)
Inventory write off	(42)	—	—		(42)
Gross (loss) profit	(24)	11,870	33		11,879

Operating expenses:
General and administrative	1,991	5,627	3,945	4(l), 4(q),	11,563
Research and development	530	—	—	(4(s), 4(t)	530
Sales and marketing	1,550	—	—		1,550
Merger and acquisition expenses	229	—	—		229
Facility consolidation, asset impairment and other charges	—	932	—		932
Restructuring costs	—	3,660	—		3,660
Total operating expenses	4,300	10,219	3,945		18,464
(Loss) income from operations	(4,324)	1,651	(3,912)		(6,585)

Other income (expense):
Interest income	62	—	—		62
Interest expense, net	(1,595)	(1,703)	(759)	4(n)	(4,057)
Foreign currency transaction gains	—	1,313	—		1,313
Change in fair value of derivative liabilities and convertible notes	252	—	—		252
Gain on extinguishment of debt	1,115	—	—		1,115
Other expense	—	(2,055)	—		(2,055)
Total other expense, net	(167)	(2,445)	(759)		(3,371)
Loss before income taxes	(4,491)	(794)	(4,704)		(9,956)
Income tax expense	—	67	597	4(o)	664
Net loss	(4,491)	(727)	(4,107)		(9,292)
Less: net loss attributable to noncontrolling interest	—	—	(627)	4(q)	(627)
Net loss attributable to Aspire-Lakewood Holding, Inc.	$(4,491)	$(727)	$(3,447)		$(8,665)

Other Comprehensive income (loss)
Net loss	$(4,491)	$(727)	$(4,074)		$(9,292)
Foreign currency translation adjustment	—	(902)	—		(902)
Comprehensive loss	(4,491)	(1,629)	(4,074)		(10,194)
Less: comprehensive loss attributable to noncontrolling interest	—	—	(763)	4(q)	(763)
Comprehensive loss attributable to Aspire-Lakewood Holdings, Inc.	$(4,491)	$(1,629)	$(3,311)		$(9,431)
Net loss per common share – basic and diluted	$(7.49)			4(r)	$(14.45)
Weighted average common shares outstanding – basic and diluted	599,714				599,714

See the accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Information

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1 – Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial information and related notes are prepared in accordance with Regulation S-X Article 11, Pro Forma Financial Information.

The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting in accordance with ASC 805, with Aspire as the accounting acquirer, using the fair value concepts defined in Accounting Standards Codification 820, Fair Value Measurement, and based on the historical financial statements of the Company and DCS. Under ASC 805, all assets acquired and liabilities assumed in a business combination are recognized and measured at their assumed acquisition date fair value, while transaction costs associated with the business combination are expensed as incurred. The excess or shortfall of the purchase price consideration over the estimated fair value of assets acquired and liabilities assumed, would be recognized as goodwill or gain on bargain purchase, respectively.

The allocation of the aggregate acquisition consideration depends on certain estimates and assumptions, all of which are preliminary. The allocation of the aggregate acquisition consideration has been made for the purpose of developing the unaudited pro forma condensed combined financial information. The final determination of fair values of assets acquired and liabilities assumed relating to the acquisition could differ materially from the preliminary allocation of aggregate acquisition consideration. The final valuation will be based on the actual net tangible and intangible assets of DCS existing at the acquisition date, and such valuation is not yet complete.

The unaudited pro forma condensed combined balance sheet is presented as if the acquisition had occurred on June 30, 2026. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2025 and the unaudited pro forma condensed combined statement of operations for six months ended June 30, 2026 gives effect to the acquisition as if it occurred on January 1, 2025.

The unaudited pro forma condensed combined balance sheet as of June 30, 2026 and the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2025 and for the six months ended June 30, 2026, presented herein, are based on the historical financial statements of Aspire and DCS.

●	The unaudited pro forma condensed combined balance sheet as of June 30, 2026 is presented as if the Transactions had occurred on June 30, 2026 and combines the historical condensed consolidated balance sheet of Aspire as of June 30, 2026 with the historical combined balance sheet of DCS as of June 30, 2026.

●	The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2026 and for the six months ended June 30, 2026 have been prepared as if the Transactions had occurred on January 1, 2025. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2025, combine Aspires’ historical consolidated statement of operations for the year ended December 31, 2025 with DCS’ historical combined statement of operations for the fiscal year ended December 31, 2025. Similarly, the unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2026 combines Aspires’ historical condensed consolidated statement of operations for the six months ended June 30, 2026, with DCS’ historical combined statement of operations for the six months ended June 30, 2026

The pro forma adjustments represent management’s best estimates and are based upon currently available information and certain assumptions that Aspire believes are reasonable under the circumstances.

Note 2 – Accounting Policies and Reclassifications

During the preparation of the unaudited pro forma condensed combined financial statements, the Company performed an analysis to identify differences in DCS’s and the Company’s historical financial statement presentation and significant accounting policies. Based on this initial analysis, the Company did not identify any differences in accounting policies that would have a material impact on the unaudited pro forma condensed combined financial information. No reclassification adjustments have been made to conform DCS’s historical financial statement captions to the Company’s financial statement captions in the unaudited pro forma condensed combined financial statements.

Following the completion of the acquisition, or as more information becomes available, the Company will finalize its review of financial statement presentation and accounting policies. Therefore, the pro forma financial information may not reflect all reclassifications necessary to conform DCS’s presentation to that of the Company’s due to limitations on the availability of information as of the date of this Form 8-K/A. Accounting policy differences and reclassifications may be identified as more information becomes available.

Note 3 –Preliminary Purchase Price Allocation and Consideration Transferred

Estimated Aggregate Acquisition Consideration

The fair value of the consideration transferred as a part of the acquisition includes cash consideration of $8,826 thousand and $21,893 thousand in proceeds from the Axos Bank Credit Facility. This amount is preliminary and subject to additional adjustments.

Preliminary Aggregate Acquisition Consideration Allocation

The assumed accounting for the acquisition, including the preliminary aggregate acquisition consideration, is based on provisional amounts, and the associated purchase accounting is not final. The preliminary allocation of the purchase price to the acquired assets and assumed liabilities was based upon the preliminary estimate of fair values. For the preliminary estimate of fair values of assets acquired and liabilities assumed of DCS, Aspire is expected to use widely accepted income-based, market-based, and cost-based valuation approaches upon finalization of purchase accounting for the acquisition. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information. The unaudited pro forma adjustments are based upon available information and certain assumptions that Aspire believes are reasonable under the circumstances. The purchase price adjustments relating to DCSC’s and Aspire’s combined financial information are preliminary and subject to change, as additional information becomes available and as additional analyses are performed.

The following table summarizes the preliminary aggregate acquisition consideration as if the acquisition had been completed on June 30, 2026:

($ in thousands)	Amount
Assets:
Cash and cash equivalents	$10,975
Accounts receivable, net of allowance for credit losses	27,135
Inventories (i)	21,043
Prepaid expenses and other current assets	10,118
Property, plant and equipment (ii)	45,303
Restricted cash	284
Right of use operating lease assets	7,964
Deferred income tax asset	4,500
Intangible assets (iii)	16,700
Other noncurrent assets	2,906
Current maturities of long-term debt	(244)
Current operating lease liability	(2,563)
Accounts payable	(21,906)
Accrued liabilities	(21,738)
Long term debt, net of current maturities	(11,542)
Deferred tax liability (iv)	(11,790)
Noncurrent operating lease liability	(6,203)
Other noncurrent liabilities	(3,120)
Total estimated fair value of net assets acquired	67,822
Estimated bargain purchase gain (v)	$(37,103)

(i)	The unaudited pro forma condensed combined balance sheet has been adjusted to record DCSC’s inventories at a preliminary fair value of approximately $21,043 thousand, an increase of $531 thousand from the carrying value.

(ii)	The unaudited pro forma condensed combined balance sheet has been adjusted to record DCS’s property, and equipment, at a preliminary fair value of approximately $45,303 thousand, an increase of $28,115 thousand from the carrying value. This increase to the carrying value of DCSC’s Property, plant and equipment incrementally impacts the depreciation recorded.

(iii)	Preliminary identifiable intangible assets in the unaudited pro forma condensed combined financial information consist of the following:

($ in thousands)	Preliminary Fair Value	Estimated Useful Life in Years
Preliminary fair value of intangible assets acquired:
Leasehold interest	$300	9.81
Tradename	$4,100	10
Technology	$4,700	5
Customer relationships	$7,600	10

A 10% change in the valuation of intangible assets would cause a corresponding increase or decrease in the amortization expense of approximately $214 thousand for the year ended December 31, 2025 and of approximately $107 thousand for the six months ended June 30, 2026. Pro forma amortization is preliminary and based on the use of straight-line amortization. The amount of amortization following the Acquisition may differ significantly between periods based upon the final value assigned and amortization methodology used for each identifiable intangible asset.

(iv)	Deferred tax liabilities were derived based on incremental differences in the book and tax basis created from the preliminary purchase allocation. The deferred tax liability was derived using a blended 26% tax rate.

(v)	The preliminary bargain purchase gain is calculated as the excess of the estimated consideration over the estimated fair value of the underlying net assets acquired. The final calculation of the of the bargain purchase gain could differ materially from the preliminary amounts presented in these unaudited pro forma condensed combined financial statements due to several factors. Each of these potential adjustments would have a corresponding impact to the preliminary calculation of the bargain purchase gain. .

Note 4 – Pro Forma Transaction Accounting Adjustments

The following pro forma adjustments are included in the unaudited pro forma condensed combined balance sheet as of June 30, 2026 to reflect the effects of the transaction:

4(a) – Reflects the total estimated acquisition consideration as described in Note 3. The fair value of the consideration transferred as a part of the acquisition includes cash consideration of $8,826 thousand and $21,893 thousand in proceeds from Axos Bank Credit Facility. This amount is preliminary and subject to additional adjustments.

4(b) – Reflects total estimated merger-related transaction costs paid on the closing date of $3,114 thousand, which are reflected as an adjustment to accumulated deficit.

4 (c) – Reflects the elimination of DCSC’s historical parent investment and related party receivables that were settled as a part of the Transaction, as well as accumulated comprehensive income related to foreign currency.

4(d) – Represents the preliminary adjustment of acquired inventories to its preliminary estimated fair value. After the closing, the step up in inventories to fair value will increase cost of goods sold as the inventories are sold, which for purposes of these unaudited pro forma condensed combined financial statements is assumed to occur within the first year after the acquisition.

4(e) – Represents the preliminary purchase accounting adjustment to increase the value of property, plant and equipment to their estimated fair value.

4(f) – Reflects the preliminary purchase accounting adjustment for estimated intangibles based on the acquisition method of accounting. See Note 3- Preliminary purchase price allocation above for additional information on the acquired intangible assets expected to be recognized. Amortization related to the identifiable intangible assets is reflected as a pro forma adjustment in the unaudited pro forma condensed combined statement of operations based on the estimated useful lives in Note 3. The useful life assigned to the intangibles is derived based on the expected timeline of cumulative cash flows from the intangible assets.

4(g) – Represents the adjustment to deferred tax liability of $11,790 thousand associated with the incremental differences in the book and tax basis created from the preliminary purchase price allocation, primarily resulting from the preliminary fair value of assets. These adjustments were based on the applicable blended tax rate of 26% with the respective estimated purchase price allocation. The effective tax rate of the combined company could be significantly different (either higher or lower) depending on post-merger activities, including cash needs, the geographical mix of income and changes in tax law. Because the tax rates used for the unaudited pro forma financial information are estimated, the blended rate will likely vary from the actual effective rate in periods subsequent to completion of the Acquisition. This determination is preliminary and subject to change based upon the final determination of the fair value of the acquired assets and assumed liabilities.

4(h) – Reflects the net adjustment to recognize the preliminary estimated bargain purchase gain. See Note 3 for significant estimates and assumptions used to determine the preliminary estimate of the bargain purchase for the purpose of preparing the pro forma condensed combined financial statements. The bargain purchase arising from the transaction may change materially from the amount presented due to a number of factors.

4(i) – Represents adjustments to equity for the fair value adjustments and the elimination of DCSC’s historical equity.

4(j) – Reflects the adjustment made to record the estimated fair value of the put option for the noncontrolling interest in DCSC and corresponding entry in additional paid in capital.

The following pro forma adjustments are included in the unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2026 and year ended December 31, 2025 to reflect the effects of the transaction:

4(k) – Reflects the pro forma adjustment to cost of products sold of $425 thousand for the estimated fair value of inventories recognized through cost of products sold during the first year after the Acquisition. These costs are non-recurring in nature and are not anticipated to affect the combined statements of operations beyond twelve months after the acquisition date.

4(l) – Reflects the estimated amortization expense related to the acquired intangible assets, which is calculated assuming a straight-line method of amortization based on the preliminary estimated fair values and useful lives presented in Note 3 The amount of amortization is based on the periods in which the associated economic benefits are expected to be recognized. Therefore, the amount following the acquisition may differ significantly between periods based upon the final values assigned and amortization methodology used for each intangible asset.

4(m) – Reflects a non-recurring adjustment to record the total estimated transaction costs of approximately $3,114 thousand incurred by the Company. Direct transaction costs are expensed as incurred and these additional transaction costs are reflected as if incurred on January 1, 2025, the date of the Acquisition is assumed to have been completed for the purposes of the unaudited pro forma condensed combined statement of operations.

4(n) – Reflects the estimated interest expense associated with the Company’s debt incurred to fund the transaction.

4(o) – Reflects the income tax adjustments for the six months ended June 30, 2026 and year ended December 31, 2025.

4(p) – Reflects the net adjustment to recognize the preliminary estimated bargain purchase gain. See Note 3 for significant estimates and assumptions used to determine the preliminary estimate of the bargain purchase for the purpose of preparing the pro forma condensed combined financial statements. The bargain purchase is recognized in earnings and this additional gain is reflected as if incurred on January 1, 2025, the date the Acquisition is assumed to have been completed for the purposes of the unaudited pro forma condensed combined statement of operations. The bargain purchase arising from the transaction may change materially from the amount presented due to a number of factors.

4(q) – Reflects the pro forma adjustment for the accounting for the noncontrolling interest related to the 15% Lakewood Capital, LLC equity interest in DCSC (10 days following the close of the acquisition, Lakewood Capital LLC received a 15% equity participation in DCSC per the Management Services Agreement)

4(r) – Reflects the pro forma basic and diluted (loss) earnings per share as calculated on the net income (loss) total of the pro forma total combined column operations which includes the effect of the Transaction adjustments on the pro forma condensed combined statement of operations.

4(s) Reflects the Lakewood estimated annual management fee based on the contractual 5% of Adjusted EBITDA formula subject to the $1.0 million annual cap per the management services agreement.

4(t) Reflects the vesting of the DCS equity interest in accordance with ASC 718 which was measured at the grant-date fair value of the 15% interest and is recognized over the two-year service period. The grant date fair value was estimated based off of a DCS enterprise fair value at acquisition date.

4(u) Reflects the accounting for the noncontrolling interest in DCSC in temporary equity.